Letterhead of Texas Pacific Group



                                                June 26, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         This letter confirms that Richard A. Ekleberry and James J. O'Brien are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4, and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.


                                                Very truly yours,



                                                /s/ James G. Coulter
                                                ----------------------
                                                James G. Coulter